Exhibit 10.1
R.G. BARRY CORPORATION
AMENDED AND RESTATED
2005 SUPPLEMENTAL RETIREMENT PLAN
          R.G. Barry Corporation (the “Sponsor”) adopted a deferred compensation plan effective January 1, 1978 (the “Prior Plan”) in order to provide supplemental retirement benefits to certain officers and other management or highly compensated employees of the Sponsor and its Affiliates. The Prior Plan was subsequently amended and restated, effective as of January 1, 1989, and again, effective as of January 1, 1997. Effective March 31, 2004 (the “Freeze Date”), the Prior Plan was frozen. Effective as of January 1, 2005, a new plan, the 2005 Supplemental Retirement Plan (the “Plan”), was created for the benefit of certain participants in the Prior Plan in lieu of any benefits under the Prior Plan. The Sponsor amends and restates the Plan as set forth herein to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
ARTICLE I
DEFINITIONS
Except as expressly provided in this Plan, each capitalized definition or term used in this document shall have the same meaning as that definition or term used in the Base Plan.
1.01 ACCRUED RETIREMENT PENSION
     “Accrued Retirement Pension” shall mean the pension to which the Participant would have been entitled under the Plan at his Normal Retirement Date had he remained in the full-time employ of the Sponsor until his Normal Retirement Date and using in the calculation his current Final Average Compensation, multiplied by a fraction, the numerator of which is his Salaried Benefit Service up to the date of determination and the denominator of which is the Salaried Benefit Service he would have had if he had remained in the employ of the Sponsor accruing Salaried Benefit Service at the maximum annual rate until his Normal Retirement Date. In determining the Accrued Retirement Pension of a Participant who has not attained his Normal Retirement Date, the amount of his Primary Social Security Benefit shall be estimated based on the provisions of the Social Security Act in effect on the first day of the Plan Year during which such determination is made, assuming that his Compensation will continue at its most recent rate. For purposes of this Section 1.01, the term “Salaried Benefit Service” does not include service during the period beginning on the Freeze Date and ending on December 31, 2004.
1.02 ACTUARIAL EQUIVALENT
     “Actuarial Equivalent” shall have the same meaning as such term has in the Base Plan, using the same actuarial assumptions and reduction factors as are used in the Base Plan for the relevant calculation under this Plan. By way of example, for purposes of Section 4.02 of this Plan, if a Participant commences his Early Retirement Benefit prior to attainment of his Normal Retirement Age, such monthly benefit shall be reduced by using the reduction factors utilized under the Base Plan for the reduction of early retirement payments.

1.03 BASE PLAN
     “Base Plan” shall mean the R.G. Barry Corporation Associates’ Retirement Plan.
1.04 COMPENSATION
     “Compensation” shall have the same meaning as used in the Base Plan except that (a) amounts deferred under the R.G. Barry Corporation Deferred Compensation Plan shall be included as “Compensation” for purposes of this Plan; and (b) “Compensation” shall not be limited by the provisions of Section 401(a)(17) of the Code.
1.05 PARTICIPANT
     “Participant” shall mean an individual who is eligible to participate in the Plan pursuant to Section 2.01.
1.06 PLAN
     “Plan” shall mean this R.G. Barry Corporation Amended and Restated 2005 Supplemental Retirement Plan, including any amendments made hereto. The Plan Year for this Plan shall be the calendar year. This amended and restated Plan shall be effective as of November 20, 2008 (the “Effective Date”).
1.07 TERMINATION
     “Termination” or any form thereof shall mean a “separation from service” within the meaning of Treasury Regulation §1.409A-1(h) by a Participant with the Sponsor and all persons with whom the Sponsor would be considered a single employer under Sections 414(b) and (c) of the Code.
ARTICLE II
PARTICIPATION
2.01 ELIGIBILITY
     An individual who (a) was a participant in the Prior Plan prior to the Freeze Date and (b) is an officer or other management or Highly Compensated Employee of the Sponsor who is designated by the Board of Directors of the Sponsor as being a participant in the Plan shall be eligible to participate in the Plan. The selection of individuals eligible to participate in the Plan shall be within the sole and absolute discretion of the Board of Directors of the Sponsor.
     As a condition to participating in this Plan, each Participant must relinquish any rights to payments under the Prior Plan.

ARTICLE III
ELIGIBILITY FOR BENEFITS
3.01 NORMAL RETIREMENT
     Each Participant who Terminates on the date he attains his Normal Retirement Age shall be entitled to receive a Normal Retirement Benefit as provided in Section 4.01.
3.02 EARLY RETIREMENT
     Each Participant who Terminates before he is eligible for a Normal Retirement Benefit under Section 3.01, but on or after the date he attains his Early Retirement Age shall be entitled to receive an Early Retirement Benefit as provided in Section 4.02.
3.03 LATE RETIREMENT
     Each Participant who continues as an employee of the Sponsor beyond the date he is eligible for a Normal Retirement Benefit under Section 3.01 and has completed at least five years of Vesting Service shall be entitled to receive a Late Retirement Benefit as provided in Section 4.03. For purposes of this Section 3.03, the term “Vesting Service” does not include service during the period beginning on the Freeze Date and ending on December 31, 2004.
3.04 DEFERRED VESTED RETIREMENT
     A Participant who Terminates prior to completing five years of Vesting Service shall be entitled to no benefits under the Plan. A Participant who Terminates after completing five years of Vesting Service shall be eligible to receive the benefit provided in Section 4.01 upon attainment of the Normal Retirement Age or the benefit provided in Section 4.02 after attainment of the Early Retirement Age, in accordance with Section 3.05.
3.05 TIME AND FORM OF PAYMENT
          A Participant who is entitled to a benefit under the Plan shall be entitled to begin to receive the Participant’s Plan benefit, if any, in the form of a single life annuity within 90 days following the Participant’s Termination.
          Notwithstanding the foregoing, each Participant who is participating in this Plan on the Effective Date and who has not yet begun to receive payment of benefits under this Plan as of the Effective Date shall be entitled to receive the Participant’s Plan benefit, if any, in the form and on the date selected by the Participant in a written election form delivered to the Sponsor prior to December 31, 2008, which date shall not be earlier than January 1, 2009. If no date is selected by a Participant on or before December 31, 2008, or if a Participant selects a date prior to January 1, 2009, the benefit shall be payable as set forth above. Notwithstanding the foregoing, if a Participant’s benefit under this Plan would otherwise have been paid or begun to be paid prior to January 1, 2009, pursuant to the terms in effective immediately prior to the Effective

Date, the Participant’s benefit shall be paid pursuant to the terms of the Plan in effect immediately prior to the Effective Date, but modified to the extent necessary for good faith compliance with the requirements of Section 409A of the Code. Nothing in the foregoing shall be construed as causing a Participant’s benefit that would not otherwise be payable in calendar year 2008 to be paid in calendar year 2008.
          Notwithstanding anything in this Plan to the contrary, if a Participant is a “specified employee” (within the meaning of Section 409A of the Code and as determined under the Sponsor’s policy for determining specified employees), on the Participant’s Termination and the Participant is entitled to a payment and/or a benefit under this Plan that is required to be delayed pursuant to Section 409A(a)(2)(B)(i) of the Code, then such payment shall not be paid (or begin to be paid) until the first business day of the seventh month following the date of the Participant’s Termination (or, if earlier, the date of the Participant’s death).
ARTICLE IV
BENEFITS
4.00 BENEFITS UNDER PRIOR PLAN
               No benefits shall be payable under the Prior Plan to any Participant in this Plan.
4.01 NORMAL RETIREMENT BENEFIT
   (a) Except as provided in Section 4.01(b),
(1) Each Participant shall upon Termination at his Normal Retirement Age (determined as of the Freeze Date) be entitled to a pension, payable monthly for his life, in the amount of (i) minus (ii) minus (iii), where (i), (ii) and (iii) have the following meanings:
(i) 2-1/2% of his Final Average Compensation determined on the Freeze Date, minus 2-1/12% of his Primary Social Security Benefit determined on his Normal Retirement Date, the difference multiplied by his Salaried Benefit Service determined on the Freeze Date up to a maximum of 24 years;
(ii) the monthly pension payable on a life only basis under the Base Plan; and
(iii) the monthly benefit payable on a life only basis under the R.G. Barry Corporation Restoration Plan.
(2) Notwithstanding any provision contained herein, each Participant shall upon Termination at his Normal Retirement Age be entitled to a pension, payable monthly for his life, in an amount equal to the greater of (i) the benefit described in paragraph (a) of this Section 4.01 and (ii) 60% of his Final Average Compensation determined on the Freeze Date reduced by (A) the monthly pension payable on a life only basis under the Base Plan; and (B) 50% of his Primary Social Security Benefit determined at his Normal Retirement Age.

(b)	(1) Each Participant shall upon Termination at his Normal Retirement Age be entitled to a pension, payable monthly for his life, equal to the greater of the amount produced under Section 4.01(a) or the amount of (i) minus (ii) minus (iii) minus (iv), where (i), (ii), (iii), and (iv) have the following meanings:
(i) 2-1/2% of his Final Average Compensation determined on his Normal Retirement Date, minus 2-1/12% of his Primary Social Security Benefit determined on his Normal Retirement Date, the difference multiplied by his Salaried Benefit Service determined on his Normal Retirement Date up to a maximum of 24 years;
(ii) the monthly pension payable on a life only basis under the Base Plan determined on the Freeze Date;
(iii) the monthly benefit payable on a life only basis under the R.G. Barry Corporation Restoration Plan; and
(iv) the monthly benefit that would be payable under an annuity for the life of the Participant only and which is the Actuarial Equivalent of the account balance of the 3% non-elective employer contributions under the R.G. Barry Corporation 401(k) Savings Plan determined on his Normal Retirement Date. Only for purposes of this Section 4.01 (b)(1)(iv), Actuarial Equivalent shall be determined using the interest rate and mortality table used to determine single sum benefits under the Base Plan.
For purposes of making benefit calculations under this Section 4.01(b), the term “Salaried Benefit Service” does not include service during the period beginning on the Freeze Date and ending on December 31, 2004.
(2) Notwithstanding any provision contained herein, each Participant shall upon Termination at his Normal Retirement Age be entitled to a pension, payable monthly for his life, in an amount equal to the greater of (i) the benefit described in paragraph (b)(1) of this Section 4.01 and (ii) 60% of his Final Average Compensation determined on his Normal Retirement Age reduced by (A) the monthly pension payable on a life only basis under the Base Plan; and (B) 50% of his Primary Social Security Benefit determined at his Normal Retirement Age.
(c) For purposes of making benefit calculations under Sections 4.01(a)(2) and 4.01(b)(2), “Compensation” shall have the meaning contained in Section 1.04 except that “Compensation” shall include cash bonuses.
(d) Notwithstanding the foregoing, the benefit payable to a Participant pursuant to this Section 4.01 shall be paid at the time and in the form described in Section 3.05.

4.02 EARLY RETIREMENT BENEFIT
     The monthly pension benefit payable to a Participant who is eligible for an Early Retirement Benefit under Section 3.02 shall be an amount equal to the Actuarial Equivalent of his Accrued Retirement Pension as of the date of his early retirement.
4.03 LATE RETIREMENT BENEFIT
     The monthly pension benefit payable to a Participant who is eligible for a Late Retirement Benefit under Section 3.03 shall be an amount determined in the same manner as set forth in Section 4.01 as of his Normal Retirement Age, actuarially increased to reflect the later starting date thereof.
4.04 DEATH BENEFITS
(a) In the event that a Participant dies after benefit payments under this Plan have commenced, death benefits shall be payable in accordance with Section 3.00.
(b) Notwithstanding the foregoing: (1) in the event of a Participant’s death prior to January 1, 2009, the benefit described in this Plan shall be paid (i) pursuant to the terms of the Plan in effect immediately prior to the Effective Date, but (ii) modified to the extent necessary for good faith compliance with the requirements of Section 409A of the Code. Nothing in the foregoing shall be construed as causing a Participant’s benefit that would not otherwise be payable in calendar year 2008 to be paid in calendar year 2008; and (2) in the event of a Participant’s death on or after January 1, 2009, the benefit described in this Plan shall be payable to the Participant’s surviving spouse and, if no surviving spouse exists, to the Participant’s estate in the form as provided in Section 3.00 and commencing within 60 days of the Participant’s death.
4.05 OFFSETS TO BENEFITS
     Notwithstanding any provision of the Plan to the contrary, the Sponsor may, if the Committee in its sole and absolute discretion shall determine, offset any amounts to be paid to a Participant or Beneficiary under the Plan at the time the amounts are otherwise distributable against any amounts which such Participant or Beneficiary may owe to the Sponsor or an Affiliate.
4.06 WITHHOLDING AND DEDUCTIONS
     All payments made by the Sponsor under the Plan to any Participant or Beneficiary shall be subject to applicable withholding and to such other deductions as shall at the time of such payment be required. A Participant’s portion of any employment, wage and other taxes imposed under any applicable law or regulations on any Plan benefit before that Plan benefit is distributed will be withheld from the Participant’s other compensation or, if no other compensation is then payable to the Participant, the Participant shall remit to the Sponsor an amount sufficient to satisfy such liability.

ARTICLE V
MISCELLANEOUS
5.01 ADMINISTRATION
     The Plan shall be administered by the Committee which shall have the sole and exclusive authority to interpret the Plan, and decide any disputes which may arise with respect to Participants’ rights under the terms of the Plan. Claims for benefits under the Plan shall be subject to the claims and appeal procedures contained in the Base Plan. The Committee shall be empowered to obtain legal, accounting, and actuarial assistance in order to facilitate its administration of the Plan and shall be entitled to rely on any reports, opinions, or certificates provided by such professionals. All fees, salaries, or expenses incurred by the Committee in connection with administering the Plan shall be paid by the Sponsor. The Committee shall have absolute discretion in carrying out its duties and responsibilities under this Section 5.01.
5.02 INDEMNITY
     The Sponsor shall indemnify the Committee (which, for purposes of this Section 5.02, includes any employee of the Sponsor or an Affiliate to whom the Committee has delegated administrative duties) against any and all claims, losses, damages, and expenses, including counsel fees, incurred by the Committee and any liability, including any amounts paid in settlement with the Sponsor’s approval, arising from the Committee’s action or failure to act, except when the same is determined to be attributable to the gross negligence or willful misconduct of the Committee or any such employee. The right of indemnity described in the preceding sentence shall be conditioned upon:
(a) the timely receipt of notice by the Sponsor of any claim asserted against the Committee, which notice, in the event of a lawsuit shall be given within ten (10) days after receipt by the Committee of the complaint; and
(b) the receipt by the Sponsor of an offer from the Committee of an opportunity to participate in the settlement or defense of such claim.
5.03 ACTION BY COMMITTEE
     A majority of the Committee shall constitute a quorum and any action by a majority vote of the Committee at a meeting, or, upon unanimous consent, in writing without a meeting, shall constitute the action of the Committee.
5.04 NON-ALIENATION
     No benefit payable at any time under the Plan shall be subject to the debts or liabilities of a Participant or Beneficiary; nor shall any such benefit be subject to the claims of creditors or others, nor to any action in bankruptcy or other legal process, prior to actual payment to the Participant or Beneficiary. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefit, whether presently or thereafter payable, shall be void. No benefit under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, garnishment or encumbrance of any kind.
5.05 UNSECURED AND UNFUNDED OBLIGATION
     There shall be no contributions required or permitted to be made by any Participant in the Plan. All payments of benefits shall be made directly from the general assets of the Sponsor, and the right of a Participant or Beneficiary to any payment of such benefits shall be solely that of an unsecured general creditor of the Sponsor. No assets of the Sponsor shall be set aside, earmarked, placed in trust or escrow or represented as being specifically set aside to provide for Plan benefits. Notwithstanding any provision of this Section 5.05, the Sponsor may, in its discretion, establish a trust to pay all or a portion of the benefits payable under this Plan, provided that the assets of such trust shall remain, at all time, the assets of the Sponsor subject to the claims of its creditors.
5.06 AMENDMENT AND TERMINATION
     The Sponsor reserves the right at any time and from time to time to terminate or amend this Plan, in any respect, by action of its Board of Directors; provided, however, that no such termination or amendment shall deprive a Participant of any benefits accrued under this Plan prior to such termination or amendment.
5.07 MISCONDUCT
     If the Committee determines that any Participant has engaged in an act of dishonesty or malicious destruction which results in a financial loss to the Sponsor or to an Affiliate or if he is convicted of a felony arising out of his employment by the Sponsor or an Affiliate, all rights such Participant has hereunder shall be forfeited. If a Participant shall, during the period of his employment with the Sponsor or an Affiliate, or while he is receiving benefits hereunder, engage directly or indirectly in competition with the Sponsor or an Affiliate or in an occupation detrimental to the interests of the Sponsor or an Affiliate, and if such activity continues after 30 days’ notice by the Committee to such Participant, the Participant shall be entitled to no further benefits under this Plan.
5.08 NO GUARANTEE OF PLAN PERMANENCY
     This Plan does not contain any guarantees or provisions for continued employment with the Sponsor nor is it guaranteed by the Sponsor to be a permanent plan.
5.09 PAYMENT TO INCOMPETENT ETC.
     If any person entitled to receive any benefits hereunder is, in the judgment of the Committee, legally, physically or mentally incapable of personally receiving any distribution, the Committee may make distribution or may instruct a trustee or insurance company to make distribution to such other person, persons or institutions as, in the judgment of the Committee, are then maintaining or who have custody of such distributee.
5.10 GENDER
     Any reference in the Plan made in the masculine pronoun shall apply to both men and women.
5.11 GOVERNING LAW
     This Plan shall be construed in accordance with and governed by the laws of the State of Ohio, unless such laws are otherwise preempted by federal law.
5.12 SECTION 409A OF THE CODE
     It is intended that this Plan comply with Section 409A of the Code and the Treasury Regulations promulgated thereunder, and this Plan will be interpreted, administered and operated accordingly. Nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to a Participant, and none of the Sponsor, any Affiliate, the Board of Directors of the Sponsor or the Committee shall have any liability with respect to any failure to comply with the requirements of Section 409A of the Code. The Sponsor may accelerate the time or schedule of a payment to a Participant to pay an amount the Participant includes in income as a result of the Plan failing to meet the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder. Such distribution may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Section 409A of the Code and the Treasury Regulations promulgated thereunder.
IN WITNESS WHEREOF, R.G. BARRY CORPORATION, has caused this Plan to be executed this 23 day of December, 2008.

R.G. BARRY CORPORATION

/s/ Greg A. Tunney By: Greg A. Tunney

Title: President and Chief Executive Officer